UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2005
ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
500-108th Avenue NE, Bellevue, Washington 98004

(Address of principal executive offices)	(Zip Code)
(425) 453-9400

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 16, 2005, Esterline Technologies Corporation, a Delaware corporation (“Esterline”), acquired of Darchem Holdings Limited (“Darchem”), a manufacturer of thermally engineered components for critical aerospace applications, pursuant to a Stock Purchase Agreement, dated as of December 16, 2005 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, a subsidiary of Esterline, Esterline Technologies Holdings Limited (“ETHL”) acquired all of the outstanding capital stock of Darchem for a total consideration of U.K. £67.5 million in cash (approximately $120.0 million), subject to adjustment based on the amount of cash of and net working capital of Darchem as of December 16, 2005 pursuant to the terms of the Purchase Agreement. In addition, U.K. £4.0 million (approximately $7.1 million) of the purchase price has been placed in escrow for two years as security for the potential purchase price adjustments and the shareholders’ indemnification obligations under the Purchase Agreement.
     Esterline financed the Darchem acquisition using cash on hand and approximately $80.0 million provided through a December 15, 2005 draw down of its $100.0 million credit facility made available through a group of banks (the “Lenders”), with Wachovia Bank acting as administrative and collateral agent. The amount drawn is due on February 15, 2006, which date may be extended by Esterline, and accrues interest at the rate of 5.19% per annum, which rate will be adjusted to equal LIBOR plus the applicable margin pursuant to the terms of the credit agreement for the facility as of the date of the extension of the due date, if any. The credit facility is secured by substantially all of Esterline’s assets. The credit agreement contains covenants, including but not limited to, restrictions on liens, making certain investments in third parties, capital expenditures, incurrence of additional indebtedness, repurchase of Esterline’s common stock, declaration of dividends and certain asset dispositions. In addition, the credit agreement requires that Esterline comply with certain financial covenants, including a maximum leverage ratio and a fixed charge coverage ratio. As of the date of this report, Esterline was in compliance with the terms of the covenants of the credit agreement.
     There was no material relationship between either Esterline or ETHL (or any officer, director or affiliate of either Esterline or ETHL, respectively, or any associate of any such officer or director) and Darchem and any of the shareholders of Darchem. In addition, other than the credit facility, Esterline does not have any material relationship with the Lenders, nor is Esterline aware of any material relationship existing between any of its affiliates and the Lenders.
     The Purchase Agreement is filed as Exhibit 2.1 to this report and the press release issued by Esterline regarding the Leach acquisition is filed as Exhibit 99.1 to this report, each of which is incorporated into this report by reference. The summary of the provisions of the Purchase Agreement is not complete and is qualified in its entirety by the provisions of the Purchase Agreement. The press release regarding the Darchem acquisition should be read in conjunction with the note regarding forward-looking statements, which is included in the press release.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The information required by this item is included in Item 1.01 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information required by this item is included in Item 1.01 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement dated as of December 16, 2005 between Esterline Technologies Holdings Limited, as Buyer, and the persons set forth on Schedule 1 thereto, as Sellers.

99.1	Press release issued by Esterline Technologies Corporation dated December 16, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION
Dated: December 16, 2005	By:	/s/ Robert D. George
		Name:	Robert D. George
		Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement dated as of December 16, 2005 between Esterline Technologies Holdings Limited, as Buyer, and the persons set forth on Schedule 1 thereto, as Sellers.

99.1	Press release issued by Esterline Technologies Corporation dated December 16, 2005